EXHIBIT 99.1
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P R E S S  R E L E A S E
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          M & F WORLDWIDE CORP. ANNOUNCES COMPLETION OF THE ACQUISITION
                              OF CLARKE AMERICAN,
                   STRATEGIC PARTNER TO FINANCIAL INSTITUTIONS

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NEW YORK, NY - December 15, 2005 -- M & F Worldwide Corp. (NYSE: MFW) today announced that it has completed the acquisition of Novar USA Inc., the parent company of the businesses operated by Clarke American and related companies, including Checks in the Mail, B2Direct, and Alcott Routon. M & F Worldwide announced on October 31, 2005 that it had entered into a stock purchase agreement to acquire Clarke American and its related businesses from Honeywell International Inc. Under the terms of the stock purchase agreement, M & F Worldwide has acquired all of the stock of Novar USA Inc. for $800 million in cash. The acquisition was funded with a combination of cash-on-hand and new borrowings which include a new Clarke American $480 million senior secured credit facility and $175 million principal amount of newly-issued Clarke American 11 3/4% senior notes due 2013. Clarke American senior executives have entered into multi-year employment agreements in connection with the acquisition.

Clarke American is a strategic partner to over 3,200 financial institutions and offers them a wide array of comprehensive marketing services and products. Clarke American provides checks, check-related products and extensive servicing to financial institution customers, and also offers to its financial institution partners the ability to assist their customers in a variety of bank-related transactions. With Alcott Routon, Clarke American provides financial institutions with direct marketing programs based on analytics and predictive modeling. Checks in the Mail supplies checks and other financial documents directly to over 3.7 million consumers, and B2Direct offers customized business kits and treasury management services to businesses.

The acquisition is expected to be accretive to M & F Worldwide's earnings. Clarke American businesses generated over $600 million in revenues in 2004 and over $624 million in revenues for the 12 months ended September 30, 2005. Commenting on the announcement, the President and CEO of Clarke American, Chuck Dawson, stated, "We at Clarke American are happy that the acquisition has been successfully completed and are enthusiastic about working with our new parent company well into the future. We believe that our proven leadership team working in conjunction with M & F Worldwide's management will greatly enhance our ability to provide the highest quality products, marketing and service offerings to financial institutions."

M & F Worldwide Corp. is a holding company that, in addition to Clarke American, wholly owns Mafco Worldwide Corporation, which is the world's largest producer of licorice extracts and related products.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. M & F Worldwide's actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in M & F Worldwide's Securities and Exchange Commission filings and others (including in the Risk Factors set forth in the Current Report on Form 8-K of M & F Worldwide filed with the Securities and Exchange Commission on November 28,
2005), the following factors could cause M & F Worldwide's actual results to differ materially from those expressed in any forward-looking statements made by M & F Worldwide: (a) economic, climatic or political conditions in countries in which M & F Worldwide sources licorice root; (b) economic, climatic or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) additional governmental regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used; (d) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (e) any inability to obtain indemnification for any significant group of asbestos-related claims pending against M & F Worldwide;
(f) lower than expected cash flow from operations; (g) significant increases in interest rates; (h) the acquisition described above not being accretive to M & F Worldwide's earnings, otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Clarke American servicing its debt obligations, check industry declines, financial institution consolidation or loss of key customers; and (i) unfavorable foreign currency fluctuations. M & F Worldwide assumes no responsibility to update the forward-looking statements contained in this release.

                                      -end-

CONTACTS:

For M & F Worldwide:                          For Clarke American:
Christine Taylor                              Debbie Talley
212-572-5988                                  210-697-1228
ctaylor@mafgrp.com                            Debbie_Talley@clarkeamerican.com